UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 11, 2010 (June 10, 2010)
Buckeye GP Holdings L.P.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32963 (Commission File Number)	11-3776228 (I.R.S. Employer Identification No.)

One Greenway Plaza Suite 600
Houston, TX (Address of Principal Executive Offices)	77046 (Zip Code)
Registrant’s telephone number, including area code: (832) 615-8600
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
Agreement and Plan of Merger
     On June 11, 2010, Buckeye GP Holdings L.P. (the “Partnership”) announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Partnership, Buckeye Partners, L.P. (“BPL”), their respective general partners and Grand Ohio, LLC (“Merger Sub”), a subsidiary of BPL, pursuant to which Merger Sub will be merged into the Partnership, with the Partnership as the surviving entity (the “Merger”). In the transaction, the incentive compensation agreement (also referred to as the incentive distribution rights) held by the general partner of BPL will be extinguished, the general partner units held by the general partner of BPL (representing an approximate 0.5% general partner interest in BPL) will be converted to a noneconomic interest, all of the economic interest in the Partnership will be acquired by BPL and the Partnership’s unitholders will receive aggregate consideration of approximately 20 million units representing limited partnership interests in BPL (“LP Units”).
     The terms of the Merger Agreement were unanimously approved by the audit committee, comprised of independent directors, of the board of directors of BPL’s general partner, and by the board of directors of the Partnership’s general partner (with the chief executive officer of each general partner recusing himself). Additionally, the majority unitholder of the Partnership, BGH GP Holdings LLC, and ArcLight Energy Partners Fund III, L.P., ArcLight Energy Partners Fund IV, L.P., Kelso Investment Associates VII, L.P., and KEP VI, LLC (collectively, the “Unitholders” and, individually, a “Unitholder”) have executed a Support Agreement (“Support Agreement”) agreeing to vote in favor of the proposed transaction.
     After the Merger, the board of directors of BPL’s general partner is expected to consist of nine members, three of whom are expected to be the existing members of the audit committee of the board, one of whom is expected to be the existing chief executive officer of BPL’s general partner and three of whom are expected to be the three existing members of the audit committee of the board of directors of the Partnership’s general partner. In addition, the Partnership’s general partner, which will own a non-economic general partner interest in the Partnership and will continue to be owned by BGH GP Holdings, LLC, will have the right and authority to designate two additional members of the board, subject to reduction if BGH GP Holdings, LLC’s ownership of LP Units drops below certain thresholds.
     The Merger Agreement provides that the Partnership is subject to a “no-solicitation” covenant, which restricts its ability to (i) knowingly initiate, solicit or encourage the submission of competing proposals or (ii) participate in any discussions or negotiations regarding, or furnish to any person, any non-public information, with respect to any competing proposal. The no-solicitation restriction does not prohibit discussions or negotiations with any party that submits an unsolicited written acquisition proposal that did not result from a knowing and intentional breach by the Partnership of the no-solicitation covenant if the board of directors of the general partner of the Partnership determines in good faith, after consultation with its outside legal counsel and financial advisors (i) that the acquisition proposal constitutes or is likely to result in a “Superior Proposal” as defined in the Merger Agreement and (ii) that failure to take such action would be inconsistent with its fiduciary duties under the partnership agreement of the Partnership and applicable law.
     BPL may terminate the Merger Agreement if the board of directors of the general partner of the Partnership changes its recommendation to the Partnership’s unitholders, in which event the Partnership would be required to pay a termination fee of $29 million to BPL. The Partnership may terminate the Merger Agreement prior to obtaining its unitholders’ approval in the event that the board of directors of its general partner determines in good faith that an acquisition proposal is a Superior Proposal, its general partner makes a change in recommendation to its unitholders, the Partnership has not breached the no-solicitation covenant and the Partnership enters into a definitive agreement with respect to the Superior Proposal, in which event the Partnership would be required to pay a termination fee of $29 million. The Partnership may terminate the Merger Agreement if the audit committee of the board of directors of BPL’s general partner changes its recommendation to BPL’s unitholders, in which event BPL would be required to pay a termination fee of $29 million to the Partnership. The Partnership will not participate in any distribution from BPL on its interests in BPL relating to any termination fee that BPL receives.

     Subject to certain restrictions and conditions, either BPL or the Partnership may terminate the Merger Agreement, if (i) the Merger has not been consummated on or before December 31, 2010, unless such deadline has been extended to February 28, 2011 in accordance with the terms of the Merger Agreement, (ii) BPL or the Partnership breaches certain representations, warranties, covenants or other agreements contained in the Merger Agreement, (iii) a regulatory authority has permanently restrained, enjoined or otherwise prohibited the consummation of the Merger or made the Merger illegal or (iv) BPL or the Partnership fail to obtain the necessary approval of the holders of the LP Units, Common Units (as defined in the Merger Agreement) and Management Units (as defined in the Merger Agreement). Upon such termination, BPL or the Partnership may be obligated to pay up to $6 million of the expenses of the other party. In addition, the Merger Agreement may be terminated by the mutual consent of BPL and the Partnership.
     The Merger Agreement is subject to customary closing conditions, including, among other things, (i) approval by the affirmative vote of the holders of a majority of the LP Units outstanding and entitled to vote at a meeting of the holders of the LP Units, (ii) approval by the (a) affirmative vote of holders of a majority of the Common Units and (b) affirmative vote of holders of a majority of the Common Units and Management Units, voting together as a single class, (iii) receipt of applicable regulatory approvals, (iv) the effectiveness of a registration statement on Form S-4 with respect to the issuance of LP Units in connection with the Merger, (v) approval for listing LP Units to be issued in connection with the Merger on the New York Stock Exchange and (vi) the execution of BPL’s Amended and Restated Agreement of Limited Partnership substantially in the form attached as Annex B to the Merger Agreement.
Support Agreement
     On June 10, 2010, BPL and the Unitholders entered into a Support Agreement, pursuant to which the Unitholders agreed to support the Merger by, among other things, voting their Common Units and Management Units in favor of the Merger and against any alternative transaction. The Support Agreement will automatically terminate if the board of directors of the general partner of the Partnership changes its recommendation to the Partnership’s unitholders with respect to the Merger or the Merger Agreement is terminated.
Registration Rights Agreement
     On June 10, 2010, BPL and the Unitholders entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which BPL is obligated to file a registration statement covering the potential sale of LP units issued to the Unitholders in the Merger. In addition, the Registration Rights Agreement gives the Unitholders piggyback registration rights under certain circumstances. The Registration Rights Agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses.
     The foregoing descriptions of the Merger Agreement, the Support Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement, the Support Agreement and the Registration Rights Agreement, which are filed as Exhibits 2.1, 10.1 and 10.2 hereto, respectively, and are incorporated into this report by reference.

ITEM 7.01.	REGULATION FD DISCLOSURE
     On June 11, 2010, BPL and the Partnership issued a press release regarding the Merger Agreement. The full text of the press release is furnished as Exhibit 99.1 hereto.
     The information furnished pursuant to this Item 7.01 and the accompanying Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, and is not to be incorporated by reference into any filing of the Partnership.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.
2.1
Agreement and Plan of Merger, dated June 10, 2010, by and among Buckeye Partners, L.P., Buckeye GP LLC, Buckeye GP Holdings L.P., MainLine Management LLC and Grand Ohio, LLC, a subsidiary of the Partnership.*

10.1
Support Agreement, by and among Buckeye Partners, L.P., BGH GP Holdings, LLC, ArcLight Energy Partners Fund III, L.P., ArcLight Energy Partners Fund IV, L.P., Kelso Investment Associates VII, L.P. and KEP VI, LLC.

10.2
Registration Rights Agreement, by and among Buckeye Partners, L.P., BGH GP Holdings, LLC, ArcLight Energy Partners Fund III, L.P., ArcLight Energy Partners Fund IV, L.P., Kelso Investment Associates VII, L.P. and KEP VI, LLC.

99.1	Press release of Buckeye GP Holdings L.P. issued June 11, 2010.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Partnership agrees to furnish supplementally a copy of the omitted schedules to the SEC upon request.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUCKEYE GP HOLDINGS L.P.
By:	MAINLINE MANAGEMENT LLC, its General Partner

By:	/s/ William H. Schmidt, Jr.
William H. Schmidt, Jr.
Vice President, General Counsel and Secretary

Dated: June 11, 2010

Exhibit Index

(d)	Exhibits.
2.1
Agreement and Plan of Merger, dated June 10, 2010, by and among Buckeye Partners, L.P., Buckeye GP LLC, Buckeye GP Holdings L.P., MainLine Management LLC and Grand Ohio, LLC, a subsidiary of the Partnership.*

10.1
Support Agreement, by and among Buckeye Partners, L.P., BGH GP Holdings, LLC, ArcLight Energy Partners Fund III, L.P., ArcLight Energy Partners Fund IV, L.P., Kelso Investment Associates VII, L.P. and KEP VI, LLC.

10.2
Registration Rights Agreement, by and among Buckeye Partners, L.P., BGH GP Holdings, LLC, ArcLight Energy Partners Fund III, L.P., ArcLight Energy Partners Fund IV, L.P., Kelso Investment Associates VII, L.P. and KEP VI, LLC.

99.1	Press release of Buckeye GP Holdings L.P. issued June 11, 2010.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Partnership agrees to furnish supplementally a copy of the omitted schedules to the SEC upon request.